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                                                                    Exhibit 10.7

                                LETTER AGREEMENT

                     OREGON TRAIL ETHANOL COALITION, L.L.C.
                               426 Lincoln Avenue
                             Hebron, Nebraska 68370

May 15, 2002

Rodney and Judy Tegtmeier

         Re:   OTEC Relocation Payment

Dear Mr. and Mrs. Tegtmeier:

     As you are aware, Oregon Trail Ethanol Coalition, L.L.C. ("OTEC") is in the process of raising funds to construct and operate a 40 million gallon per year ethanol plant at a site east of Davenport, Nebraska, and located adjacent to your feedlot (the "East Davenport Site"). Your feedlot is located in the Northwest corner of the Northwest Quarter of Section 21-4-4, and is immediately east of the East Davenport Site. OTEC is negotiating option agreements with the owners of the East Davenport Site to purchase such property for the purpose of constructing and operating the proposed ethanol plant. You have indicated that you would like to relocate your feedlot as a result of its close proximity to the proposed ethanol plant. OTEC is willing to reimburse you for certain expenses incurred in connection with such relocation as set forth in this letter agreement.

     At a mutually agreed upon date after the closing of OTEC's public offering, but no later than five (5) days after the closing of the purchase of the East Davenport Site, OTEC shall pay you $40,000 in cash to cover the relocation costs related to the cattle lots currently located east of the East Davenport Site (the "Relocation Payment"), provided that payment of the Relocation Payment is not contingent upon you destroying or moving your existing cattle facilities. You expressly acknowledge that except for the Relocation Payment, OTEC shall have no further obligation to you relating to this or any other relocation. In the event OTEC does not close on its public offering, purchase the East Davenport Site, or commence construction of the proposed ethanol plant, OTEC shall have no obligation to pay you the Relocation Payment.

     In consideration for the Relocation Payment, you fully and forever release and discharge OTEC, and its subsidiaries, successors, assigns, agents and employees from any and all claims, demands, causes of action, duties, obligations or liabilities whatsoever, whether known or unknown, in law or equity, which you ever had, now have or hereafter can, shall or may, have against OTEC arising out of or in any way connected with this letter agreement, your relocation costs and expenses, OTEC's purchase of the East Davenport Site, or its construction and operation of the proposed ethanol plant, whether presently asserted or unasserted, known or unknown. The parties mutually agree that they intend this release to permanently eliminate all claims of every nature whatsoever you have against OTEC, and this letter agreement shall be broadly construed to that end. You also agree that you will support the OTEC purchase of the East Davenport Site and construction of an ethanol plant at such location and will not directly or indirectly oppose or object to OTEC's proposed purchase of the East Davenport Site or construction of an ethanol plant, including without limitation, in any public proceeding or in any public statements.

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     This letter agreement constitutes the entire agreement and understanding between the parties hereto and is the final expression of their agreement and no evidence of oral or other written promises shall be binding. All other prior agreements or understandings related to the subject hereof between the parties, whether written or oral, shall be null and void and of no further force and effect upon the execution of this letter agreement.

     This letter agreement and performance hereunder shall be governed by and construed in accordance with the substantive laws of Nebraska without reference to its conflict of laws rules.

     Neither party may assign this letter agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. If any severable provision of this letter agreement is deemed invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this letter agreement shall not be affected by such judgment. This letter agreement may only be amended by written agreement of the parties hereto. The failure to enforce or to require the performance at any time of any of the provisions of this letter agreement shall in no way be construed to be a waiver of such provisions. This letter agreement is binding on the party's heirs, legal representatives, successors and permitted assigns.

     If you approve of this letter agreement, please so indicate by executing and returning one copy hereof to me.

                                       Yours very truly,

                                       OREGON TRAIL ETHANOL COALITION, L.L.C.


                                       By:  /s/ Mark Jagels
                                            ------------------------------------
                                            Mark Jagels, Chairman of the Board
                                               and President

AGREED TO AND ACCEPTED BY:

/s/ Rodney Tegtmeier
---------------------------------
Rodney Tegtmeier, and

/s/ Judy L. Tegtmeier
---------------------------------
Judy Tegtmeier

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                                  NOTARIZATION

STATE OF NEBRASKA          )
                           )  ss.
COUNTY OF Thayer           )

     The foregoing instrument was acknowledged before me this 15th day of May, 2002 by Rodney Tegtmeier and Judy Tegtmeier.

GENERAL NOTARY-State of Nebraska
       STEVEN J.RIGGERT
  My Comm. Exp. Nov. 23, 2004

                                                  /s/ Steven J. Riggert
                                                  ------------------------------
                                                  Notary Public

My commission expires:  11/23/04
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